Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated February 8, 2005 (except for the matter discussed in Note 16 as to which the date is October 17, 2005), on the consolidated financial statements of Buy.com Inc. as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 (and to all references to our Firm) included in or made a part of this Amendment No. 5 to this Registration Statement on Form S-1.

/s/    MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.

Orange County, California

November 17, 2005